UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 5)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Jo-Ann Stores, Inc.

(Exact name of registrant as specified in its charter)

Ohio	34-0720629

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5555 Darrow Road, Hudson, Ohio	44236

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
     This Amendment No. 5 amends the Form 8-A Registration Statement filed by Jo-Ann Stores, Inc. (the “Company”) on October 26, 1990, as amended by Amendment No. 1 to Form 8-A Registration Statement filed by the Company on March 23, 1992, Amendment No. 2 to Form 8-A Registration Statement filed by the Company on August 4, 1995, Amendment No. 3 to Form 8-A Registration Statement filed by the Company on December 19, 2000, and Amendment No. 4 to Form 8-A Registration Statement filed by the Company on February 9, 2004.
     On February 26, 2007, the Company entered into a Third Amended and Restated Rights Agreement with National City Bank, as Rights Agent (the “Third Restated Rights Agreement”). The Third Restated Rights Agreement amends and restates the Second Amended and Restated Rights Agreement, dated as of November 4, 2003, by and between the Company and National City Bank, as Rights Agent (the “Second Restated Rights Agreement”).
     The Third Restated Rights Agreement effects the following changes to the Second Restated Rights Agreement:
•	The term “Triggering Event” has been changed to “Triggering Date” and shall mean the close of business on the tenth calendar day after the public announcement of the acquisition by any person, under the circumstances set forth in the Third Restated Rights Agreement, of at least 15% of the outstanding Common Shares of the Company;

•	The definition of “Qualified Offer” has been added to refer to an all-cash tender offer for all outstanding Common Shares, made in the manner prescribed by Section 14(d) of the Securities Exchange Act of 1934, as amended, and meeting the requirements set forth in the Third Restated Rights Agreement;

•	The section titled “Redemption” has been amended to include a requirement that, if the Company receives a Qualified Offer and the Company’s Board of Directors has not, within 120 days, redeemed the Rights or amended the Third Restated Rights Agreement in order to consummate the Qualified Offer or a superior offer, the Company’s Board of Directors must call a special meeting of shareholders within 165 days of the receipt of the Qualified Offer for the purpose of voting on a resolution authorizing the redemption of all of the then outstanding Rights or an amendment to the Third Restated Rights Agreement to allow the Qualified Offer or the superior offer to be consummated.
     This summary describes the material changes effected by the Third Restated Rights Agreement. Conforming and other changes also were made to the Second Restated Rights Agreement by the Third Restated Rights Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the copy of the Third Restated Rights Agreement that is included as Exhibit 4.1 to this Amendment No. 5.
     The Third Restated Rights Agreement also updates the “Summary of Rights to Purchase Common Shares,” which is attached as Exhibit B to the Third Restated Rights Agreement and is hereby incorporated herein by reference, to reflect the changes effected by the Third Restated Rights Agreement.

Item 2. Exhibits.

Exhibit	Description of Document

3.1	Amended and Restated Articles of Incorporation of Jo-Ann Stores, Inc. (filed as Exhibit 3.1 to the Company’s Form 10-Q filed with the Commission on December 15, 2003 and incorporated herein by reference).

3.2	Amended and Restated Code of Regulations of Jo-Ann Stores, Inc.

4.1	Third Amended and Restated Rights Agreement, dated as of February 26, 2007, by and between Jo-Ann Stores, Inc. and National City Bank, as Rights Agent.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 2, 2007	JO-ANN STORES, INC.
	By:	/s/ David Goldston
		Name:	David Goldston
		Title:	Senior Vice President, General Counsel and Secretary